Exhibit 99.1

Key updates communicated during Q3 2024

September 30, 2024

Key updates communicated during Q3 2024

Revenues:

  - At the Bank of America Financials CEO Conference, James von Moltke provided guidance for divisional revenue performance focused on the Investment Bank in Q3 2024 :

  - Revenues for Fixed Income & Currencies (FIC) are expected to be up by mid-single digits YoY, driven by strong performance in Emerging Markets and Credit Trading

  - Origination & Advisory (O&A) revenues are expected to be higher YoY, in the region of 15%; as highlighted at the Q2 2024 results, Deutsche Bank is pleased with the market share development in O&A, which was at around 2.6% at H1 2024, more than 70bps higher than in FY 2023

  - Christian Sewing also stated at Q2 2024 results that he expects Corporate Bank revenues in the subsequent quarter to be broadly in line with Q2 2024; further more, he emphasized that Private Bank and Asset Management revenues are to improve slightly in H2 2024 compared to H1 2024, driven by inflows into assets under management and better NII development for the Private Bank

  - At Q2 2024 results, Christian Sewing said Deutsche Bank is on track to earn € 30bn of revenues for FY 2024, supported by revenues of € 15.4bn delivered in H1 2024

  - Confidence in the € 30bn revenue goal is driven by anticipated continued commissions and fee income growth, mainly in O&A, Corporate Bank and Asset Management, and better-than-expected NII development, with FY 2024 NII in the banking book segments expected to remain broadly stable YoY

  - Furthermore, Christian Sewing reiterated at the Q2 2024 results that the performance of all businesses and continued franchise momentum provides management with full confidence that the bank can achieve targeted revenues of around € 32bn for FY 2025

Provision for credit losses:

  - At the Bank of America Financials CEO Conference, James von Moltke repeated that provision for credit losses (CLPs) for H1 2024 had been higher than expected at the start of the year, which drove the upward revision to FY 2024 guidance

  - With regard to Q3 2024, James von Moltke pointed out that there are still a number of things which can impact gross reported CLPs for Q3 2024 with developments still fluid relating to several items such as a larger corporate restructuring in Germany, which already impacted Q2 2024, continued temporary impacts of the Postbank integration as indicated at Q2 2024 and which are expected to reduce towards the end of H2 2024, the potential sale of a portfolio of CRE loans and a potential recovery, all of which are still uncertain

  - As indicated at the Q2 2024 results, and confirmed at the Bank of America Financials CEO Conference, James von Moltke stated that stronger external market indicators support the bank’s view of a turn in CRE provisions, which should lead to lower overall CRE CLPs in H2 2024 compared to H1 2024

  - He also noted that the bank is watching Germany carefully, with default rates picking up, but reassured that the credit portfolio is not materially impacted at this point; he stated that the bank is using hedging programs particularly in corporate credit and leveraged lending to mitigate the gross impact from CLPs and that the net impact to P&L is lower

  - For FY 2025, Christian Sewing said at the Q2 2024 results that Deutsche Bank expects a normalization in credit costs, which James von Moltke reaffirmed at the Bank of America Financials CEO Conference

Capital and capital distribution:

  - At the Bank of America Financials CEO Conference, James von Moltke reiterated that Deutsche Bank is focused on delivering operating performance in H2 2024 positioning the bank with a strong step off into next year, enabling management to deliver on its capital plans and commitments to shareholders in 2025 and beyond; he also emphasized that Deutsche Bank had begun the engagement with the supervisors on capital planning and authorizations

  - Furthermore, James von Moltke emphasized the progress Deutsche Bank is making on its capital efficiency target of € 25-30bn of RWA reduction, with € 19bn of optimization achieved by Q2 2024, reflecting good progress towards € 24bn of optimization by FY 2024, while leaving room for further delivery in 2025

  - As stated by Christian Sewing at the Q2 2024 results and reiterated by James von Moltke at the Bank of America Financials CEO Conference, Deutsche Bank’s business momentum, earnings power, operating leverage and execution of the Global Hausbank strategy gives confidence towards delivering >10% RoTE in FY 2025, as a milestone on the path to higher returns , and the progress made with capital optimization lead to full confidence in the trajectory to increase distributions beyond the original goal of € 8bn in respect of FY 2021 to 2025; James von Moltke added that the Q2 2024 CET1 ratio of 13.5% is a good step-off into H2 2024

Nonoperating costs:

  - At the Bank of America Financials CEO Conference, James von Moltke said that Deutsche Bank has settled with a total of 70% plaintiffs in the Postbank takeover litigation matter, representing around 60% of the total claims by value; these numbers include the settlements announced on August 21, 2024 and September 5, 2024; the court decision in one remaining case in front of the Higher Regional Court of Cologne is expected on October 23, 2024

  - Considering all settlements to date, Deutsche Bank expects a net positive impact of around € 330m in Q3 2024 to be reflected in the litigation line, consisting of approximately € 430m Postbank takeover litigation provision-related release offset by around € 100m new provision from other litigation items

  - At the Q2 2024 results, Christian Sewing said that resolving the Postbank litigation matter is an important step in moving past legacy items

Adjusted costs:

  - At the Q2 2024 results, Christian Sewing said that Deutsche Bank is on track to deliver on the commitment of a quarterly run rate of adjusted costs of around € 5bn in 2024, and further reduce this run rate closer to € 4.9bn by the end of the year; this was reiterated by James von Moltke at the Bank of America Financials CEO Conference

  - With regard to the target of € 2.5bn of operational efficiencies, Christian Sewing said at Q2 2024 that the remaining € 1.3bn savings still to come are expected to be achieved via: optimization initiatives in Germany(~€ 500m), investments to reduce organizational complexity (~€ 550m) and automation of processes, alongside better alignment of the front-to-back setup (~€ 250m)

Issuance:

  - Select issuance highlights below:
    - July 2, 2024: EUR Senior Non-Preferred dual tranche
      - € 0.5bn 4.00% inaugural Social bond Senior Non-Preferred with maturity in 2028
      - € 1.25bn 4.50% Senior Non-Preferred with maturity in 2035
    - September 2, 2024: CHF 230m 2.0725% Senior Non-Preferred with maturity in 2030
    - September 4, 2024: USD Senior Non-Preferred dual tranche
      - $ 1.25bn 4.999% Senior Non-Preferred with maturity in 2030
      - $ 1.25bn 5.403% Senior Non-Preferred with maturity in 2035
      - Record order book for USD SNP issuance of $ 13bn across both tranches
  - ~€ 15.9bn issued YTD out of € 13-18bn funding plan for the year

Next significant events:

  - October 23, 2024 – Q3 2024 results – Analyst Conference Call
  - October 24, 2024 – Q3 2024 results – Fixed Income Call

Disclaimer

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 14, 2024 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com.